Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 ♦ Fort Lee ♦ NJ 07024
P.O. Box 436402 ♦ San Diego ♦ CA 92143-6402
619-623-7799 ♦ Fax 619-564-3408 ♦ stan2u@gmail.com

March 17, 2014

U.S. Securities and Exchange Commission
450 Fifth Street N. W.
Washington, DC 20549

Re: Paracap Corporation
Exhibit 16.1 Letter

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K/A dated March 17, 2014 , of Paracap Corporation (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ Stan J.H. Lee
Stan J.H. Lee, CPA